Exhibit 99.1

Banc of California, Inc. Announces Quarterly

Common Stock Dividend

IRVINE, Calif., (September 2, 2015) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly cash dividend of $0.12 per share on its outstanding common stock. The dividend will be payable on October 1, 2015 to stockholders of record as of September 14, 2015. Based on the trading price of $12.02 as of close of market on September 1, 2015, the cash dividend results in an annualized dividend yield of 3.99%.

This will be the eighteenth cash dividend that is subject to Banc of California’s Dividend Reinvestment Plan (DRIP). All registered stockholders participate in the DRIP program unless an “opt-out” form is submitted to Banc of California’s transfer agent, Computershare. Participants in the DRIP program are able to convert the value of their cash dividend into the direct purchase of stock from the Company at a 3% discount from the applicable market price.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse private businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com